Exhibit 99.1

PRESS RELEASE

White River Capital, Inc.
(Pink Sheets: WRVC)

Contact:	Mark R. Ruh	Martin J. Szumski
	President & Chief Operating Officer	Chief Financial Officer

Address:	1445 Brookville Way	1445 Brookville Way
	Suite I	Suite I
	Indianapolis, IN 46239	Indianapolis, IN 46239

Phone:	(317) 806-2166 x 6468	(858) 759-6057

FOR IMMEDIATE RELEASE	April 27, 2006

WHITE RIVER CAPITAL, INC. ANNOUNCES
RESULTS FOR THE 1ST QUARTER OF 2006

o	Net Income for the First Quarter of 2006 Totaled $1.1 Million

Indianapolis, Indiana . . . White River Capital, Inc. (Pink Sheets: WRVC) (“White River”) today announced net income for the first quarter 2006 was $1.1 million, or $0.29 per diluted share, compared to a first quarter 2005 net loss of $(1.2) million, or $(3.89) per diluted share. The results for the first quarter of 2006 are primarily due to activity from the Coastal Credit LLC (“Coastal Credit”) subsidiary which contributed $1.9 million to net income. An income tax benefit of $0.5 million also contributed to net income. Offsetting this net income were interest and other expenses at the holding company of $1.0 million and a quarterly loss of $0.3 million at the Union Acceptance Company LLC (“UAC”) subsidiary.

Mark Ruh, President and Chief Operating Officer, stated, "During the first quarter we continued to see excellent overall performance at our Coastal Credit subsidiary. At our UAC subsidiary, we continued to see favorable portfolio performance which added $3.4 million in accumulated other comprehensive income to our equity base. However, any portfolio performance improvement at UAC will be accreted into income only based upon cash receipts from restricted cash accounts associated with the securitized UAC portfolio." Mr. Ruh continued, "We expect to see reduced earnings volatility from our UAC subsidiary as the UAC portfolios continue to liquidate.”

Martin Szumski, Chief Financial Officer, also commented, "We are pleased with the first quarter results. While the first quarter holding company expenses were high due to integration costs, we expect these costs to subside in the future. Our equity is now $57.9 million and tangible equity is now $22.8 million. These values translate into a book value per share of $15.19 and a tangible book value per share of $5.99, while our tangible equity is now 11.12% of tangible assets."

Also during the first quarter of 2006, White River paid in full its $3.8 million note payable and accrued interest to the sellers of Coastal Credit.

White River completed the acquisition of Coastal Credit on August 31, 2005. The results of operations for Coastal Credit have been included in the consolidated financial statements since the purchase date.

INTEREST ON RECEIVABLES

Interest on receivables for the first quarter of 2006 totaled $10.0 million compared to $4.5 million for the first quarter of 2005. The increase in interest on receivables resulted largely from the activity of Coastal Credit.

ACCRETION AND OTHER INTEREST

Accretion and other interest decreased to $710 thousand compared to $1.6 million for the quarters ended March 31, 2006 and 2005, respectively. This decrease is attributable to a decrease in accretion income related to cash distributions from the UAC subsidiary Master Trust.

RECOVERY (PROVISION) FOR ESTIMATED CREDIT LOSSES

Recovery (provision) for estimated credit losses was $(137) thousand compared to $(449) thousand for the quarters ended March 31, 2006 and 2005, respectively. UAC significantly contributed to the low provision for estimated credit losses with a $934 thousand recovery due to the improved performance of the securitized finance receivable portfolio during the first quarter 2006. The provision at Coastal Credit for the quarter ended March 31, 2006 was $(1.1) million.

CREDIT (CHARGE) TO MASTER TRUST, NET

The credit (charge) to Master Trust, net was a $(2.4) million charge for the quarter ended March 31, 2006 compared to $(1.6) million charge for the quarter ended March 31, 2005. Charge to Master Trust, net is an expense related to future transfers of funds to the Master Trust from on balance sheet securitized finance receivables of UAC. As the performance of UAC’s on balance sheet securitized finance receivables improved, interest income increased, and thus the amounts related to future transfers of funds owed to the Master Trust increased resulting in an increase in the charge to Master Trust, net.

CREDIT QUALITY

The following tables set forth delinquency, loan loss reserve levels, and securitized pool loss information for Coastal Credit and UAC:

Coastal Credit LLC
Delinquency Rates Experienced - Finance Receivables
(in thousands except percentages)

	March 31,	December 31,
	2006	2005

Finance receivables - gross balance	$101,340	$97,820

Delinquencies:
30-59 days	994	1,124
60-89 days	623	768
90+ days	597	878
Total delinquencies	$2,214	$2,770

Delinquencies as a percentage of finance receivables - gross balance	2.2%	2.8%

Coastal Credit LLC
Allowance for Loan Losses - Finance Receivables
(in thousands except percentages)

	Quarters Ended
	March 31,	December 31,
	2006	2005

Balance at beginning of period	$6,031	$5,200
Charge-offs, net of recoveries (1)	(1,186)	(407)
Provision for estimated credit losses	1,071	1,238

Balance at the end of the period	$5,916	$6,031

Net charge offs	$1,186	$407
Finance receivables, net of unearned finance charges	$91,381	$87,952

Allowance for loan losses as a percent of finance receivables, net of unearned finance charges	6.47%	6.86%

Annualized net charge offs as a percent of finance receivables, net of unearned finance charges	5.19%	1.85%

Allowance for loan losses as a percent of annualized net charge offs	124.70%	370.45%

(1)	Charge-offs do not include loans subject to SOP 03-3 which were charged off during the quarter ended December 31, 2005.

Union Acceptance Company LLC
Delinquency Rates
(in thousands except percentages)

	March 31, 2006	December 31, 2005	March 31, 2005

Securitized finance receivables principal balance	$81,079	$115,031	$134,074

Delinquencies:
30-59 days	4,134	7,703	5,091
60-89 days	1,167	2,390	1,391
90+ days	607	1,271	920
Total delinquencies	$5,908	$11,364	$7,402

Delinquencies as a percentage of securitized finance receivables	7.3%	9.9%	5.5%

Off-balance sheet finance receivables principal balance	$66,481	$82,300	$259,264

Delinquencies:
30-59 days	1,776	2,737	5,459
60-89 days	388	859	1,719
90+ days	237	553	831
Total delinquencies	$2,401	$4,149	$8,009

Delinquencies as a percentage of securitized finance receivables	3.6%	5.0%	3.1%

Union Acceptance Company LLC
Allowance for Loan Losses - On Balance Sheet Securitized Fiance Receivables
(in thousands except percentages)

	Quarters Ended
	March 31, 2006	December 31, 2005	March 31, 2005

Balance at the beginning of period	$6,503	$13,980	$11,722
Allowance at purchase	-	-	2,669
Charge-offs	(4,251)	(5,227)	(5,697)
Recoveries	3,549	3,296	3,615
Provision (recovery) for estimated credit losses	(934)	(5,546)	449

Balance at the end of the period	$4,867	$6,503	$12,758

Net charge offs	$702	$1,931	$2,082
Securitized finance receivables	$81,079	$115,031	$134,074

Allowance for loan losses as a percent of securitized finance receivables	6.00%	5.65%	9.52%

Annualized net charge offs as a percent of securitized finance receivables	3.46%	6.71%	6.21%

Allowance for loan losses as a percent of annualized net charge offs	173.33%	84.19%	153.19%

ABOUT WHITE RIVER, COASTAL CREDIT AND UAC

White River is the holding company for Coastal Credit LLC and Union Acceptance Company LLC.

Coastal Credit is a specialized subprime auto finance company, headquartered in Virginia Beach, Virginia, engaged primarily in (1) acquiring retail installment sales contracts from both franchised and independent automobile dealers which have entered into contracts with purchasers of used and, to a much lesser extent, new cars and light trucks, and (2) servicing the contract portfolio. Coastal Credit commenced operations in Virginia in 1987 and conducts business in seventeen states - Arizona, California, Delaware, Florida, Georgia, Louisiana, Maryland, Mississippi, Nevada, North Carolina, Ohio, Oklahoma, Pennsylvania, Tennessee, Texas, Virginia and Washington - through its seventeen branch locations.

Union Acceptance Company LLC is a specialized auto finance company, based in Indianapolis, Indiana, which holds and oversees its portfolio of approximately $150.0 million in non-prime auto receivables, as of March 31, 2006. As of such date, its portfolio is held approximately 44.3% in off-balance sheet securitizations, 54.1% through subsidiary non-recourse financings and 1.6% directly or by subsidiaries not subject to financing. Since August

2003, UAC is continuing business activities under a confirmed Second Amended and Restated Plan of Reorganization under Chapter 11 of the U.S. Bankruptcy Code under which net proceeds from its residual interest in its receivables portfolios and other bankruptcy estate assets must be paid to creditors holding notes and claims under the plan. During 2005, White River purchased and now directly owns approximately 88% of such notes and claims.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

Additional information is available in White River’s public filings with the U.S. Securities and Exchange Commission (the "SEC") (which can be viewed on the SEC’s website at www.sec.gov), including but not limited to:

o	its Annual Report on Form 10-K dated March 31, 2006, and
o	its Proxy Statement on Schedule 14A dated April 10, 2006.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking information about White River that is intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of White River. White River cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to:

●	losses and prepayments on our receivable portfolios;
●	general economic, market, or business conditions;
●	changes in interest rates, the cost of funds, and demand for our financial services;
●	changes in our competitive position;
●	our ability to manage growth and integrate acquired businesses;
●	the opportunities that may be presented to and pursued by us;
●	competitive actions by other companies;
●	changes in laws or regulations;
●	the outcome of pending litigation;
●	changes in the policies of federal or state regulators and agencies.

These and other risks are described in White River's public filings with the SEC; see, in particular, risk factors described under Item 1A in White River’s Annual Report on Form 10-K for the year ended December 31, 2005, on file with the SEC. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, White River's results could differ materially from those expressed in, implied or projected by such forward-looking statements. White River assumes no obligation to update such forward-looking statements.

WHITE RIVER CAPITAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands)

ASSETS	March 31, 2006	December 31, 2005

Cash and cash equivalents	$6,066	$6,878
Restricted cash	21,396	22,739
Securitized finance receivables—net	76,816	109,506
Finance receivables—net	73,837	70,784
Beneficial interest in Master Trust	17,843	13,968
Goodwill	35,097	35,097
Deferred tax assets	5,286	4,707
Other assets	4,265	3,315

TOTAL	$240,606	$266,994

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES:
Collateralized financing	$90,267	$122,293
Line of credit	56,000	51,500
Secured note payable	15,000	15,000
Subordinated debentures	7,700	7,700
Note payable - Coastal Credit purchase holdback	-	3,840
Accrued interest	2,027	2,131
Amounts due to Master Trust	7,396	7,417
Creditor notes payable	1,632	1,461
Other payables and accrued expenses	2,644	2,291

Total liabilities	182,666	213,633

SHAREHOLDERS’ EQUITY:
Preferred Stock, without par value, authorized 3,000,000 shares; none issued and outstanding	-	-
Common Stock, without par value, authorized 20,000,000 shares; 3,813,155 and 3,810,155 issued and outstanding at March 31, 2006 and December 31, 2005 respectively	179,203	179,157
Warrants	534	534
Accumulated other comprehensive income	16,700	13,305
Accumulated deficit	(138,497)	(139,635)

Total shareholders’ equity	57,940	53,361

TOTAL	$240,606	$266,994

WHITE RIVER CAPITAL, INC.
Book Value per Share and Tangible Book Value per Share
(in thousands except share related values)

	March 31,	December 31,
	2006	2005

Total shareholders’ equity (deficit)	$57,940	$53,361
Less goodwill	(35,097)	(35,097)
Tangible book value	$22,843	$18,264

Shares outstanding	3,813,155	3,810,155

Book value per share	$15.19	$14.00
Tangible book value per share	$5.99	$4.79

WHITE RIVER CAPITAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Quarters Ended March 31,
	2006	2005
INTEREST:
Interest on receivables	$10,032	$4,480
Accretion and other interest	710	1,550

Total interest income	10,742	6,030

Interest expense	(3,322)	(4,023)

Net interest margin	7,420	2,007

Provision for estimated credit losses	(137)	(449)

Net interest margin after provision for estimated credit losses	7,283	1,558

OTHER REVENUES:
Credit (charge) to Master Trust—net	(2,388)	(1,623)
Other income	107	258

Total other revenues, net	(2,281)	(1,365)

OTHER EXPENSES:
Salaries and benefits	1,995	92
Third party servicing expense	703	810
Other operating expenses	1,624	390
Bankruptcy costs	75	109

Total other expenses	4,397	1,401

INCOME (LOSS) BEFORE INCOME TAXES	605	(1,208)

INCOME TAXES BENEFIT	532	-

NET INCOME (LOSS)	$1,137	$(1,208)

NET INCOME (LOSS) PER COMMON SHARE (BASIC)	$0.30	$(3.89)

NET INCOME (LOSS) PER COMMON SHARE (DILUTED)	$0.29	$(3.89)

BASIC WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	3,812,822	310,191

DILUTED WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	3,864,086	310,191